EXHIBIT 99.1

Press Release

TRIANGLE PETROLEUM ANNOUNCES CLOSING OF
PRIVATE OFFERING OF 2,044,187 COMMON SHARES

Denver, Colorado, August 9, 2010 – Triangle Petroleum Corporation (“Triangle”) (TSXV: TPE; OTCBB: TPLM) today announced that it has completed its previously announced private placement transaction with certain accredited investors, pursuant to which such investors purchased an aggregate of 2,044,187 shares of common stock of Triangle at a purchase price of $0.43 per share, yielding aggregate gross proceeds to Triangle of approximately $880,000 and net proceeds of approximately $836,000.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and is neither an offer to sell nor a solicitation of an offer to buy the shares or any other securities and shall not constitute an offer to buy, or a sale of, the shares or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.  The shares are not registered under the Securities Act of 1933, as amended, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration.